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                                                                     EXHIBIT 10

                      CONSENT OF INDEPENDENT ACCOUNTANTS

   We hereby consent to the use in this Registration Statement on Form N-4 MONY America -- L Shares Variable Annuity of our reports dated April 12, 2002 relating to the financial statements of the Subaccounts of MONY America Variable Account A -- MONYMaster, ValueMaster and MONY Custom Master, our report dated April 12, 2002 relating to the combined financial statements of MONY America Variable Account A, and our report dated February 7, 2002 relating to the financial statements of MONY Life Insurance Company of America, each of which appears in such Registration Statement. We also consent to the references to us under the headings "Financial Statements" and "Independent Accountants" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
July 1, 2002